Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO UPDATES CALLIOPE AND DRILLING OPERATIONAL ACTIVITY

DENVER, COLORADO, September 2, 2008 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated operational activities.

James T. Huffman, President, stated, “Since the last operational update, we have made good progress on both our drilling and Calliope projects.  CREDO has recently drilled seven wells of which four are producers, yielding a 57% success rate.  A total of eight new wells are either awaiting completion or pipeline connection.  Twelve wells are currently on the drilling schedule for the next few months, including six wells where CREDO will own very substantial interests.”

Huffman further stated, “We are actively working with several companies to select and evaluate wells for application of our Calliope Gas Recovery System.  Several companies have nominated wells for Calliope, and active technical and commercial discussions are underway.  As drilling costs increase, Calliope offers an increasingly attractive option for adding significant low cost reserves.”

Central Kansas Uplift—To date, 26 wells have been drilled on company acreage, of which 46% have been successful.  Five of the 12 successful wells had initial production rates of about 100 barrels of oil per day.  Average proved reserves are estimated to be 50,000 to 55,000 barrels of oil per well.  The company’s first discovery in the play has already produced about 56,000 barrels of oil in 21 months and is still producing 75 barrels of oil per day.  That well is expected to produce around 130,000 barrels of oil.

Since the company’s last report, six wells have been drilled of which four are producers, yielding a 67% success rate.  Six new wells are scheduled for the next few months, half of which will be on prospects where the company owns an 80% working interest.

Credo has acquired approximately 100,000 gross acres (35,000 net acres) located in prolific oil producing areas of the play and is continuing to expand its acreage position.  The company currently owns interests ranging from 12.5% to 80% in 16 separate projects.  Three dimensional (3-D) seismic has proven effective in identifying undrilled structures.  Drilling targets the Lansing-Kansas City and Arbuckle formations at about 4,000 feet, making the cost of drilling moderate in relation to potential reserve value.  Recent drilling successes have occurred primarily on prospects where the company owns smaller working interests.

“Our drilling success in this play is outstanding, and we are continuing to aggressively build CREDO’s acreage position,” Huffman said.  “In addition to providing good diversification to our other drilling activities, this project is 100% oil oriented and is expected to improve the balance between oil and natural gas in the company’s reserve base.  We expect Kansas to begin making a major contribution to our reserve and production growth.”

South Texas—In South Texas, the initial test well on the Gemini Prospect resulted in a dry hole. The 17,000-foot well confirmed the seismic interpretation and found porous sand.  However, the sand was water wet and the well was plugged and abandoned.  CREDO received approximately $1,300,000 of cash for the multiple prospect package and retained an 11.25% “carried interest” in the test well.

“Although we are disappointed with the dry hole, we received considerable up-front cash for the prospect package and did not incur any cost to drill the test well,” Huffman said.  “The prospect package consists of two additional Deep Wilcox prospects located to the north of Gemini Prospect.  These two prospects are structurally different and unique compared to the Gemini Prospect.  Those prospects are being further evaluated, and if drilled, CREDO will have the same 11.25% carried interest in the next well as it did in the Gemini Prospect test well.”

Elsewhere in South Texas, the company has recently purchased a 15.5% working interest in the Escobas Field.  A major workover is underway on an existing well, and a new 15,500-foot Wilcox well has been drilled in which the company has a small carried interest.  That well is currently producing 2.7 MMcfd (million cubic of gas per day) on a 12/64ths choke.

Texas Panhandle—In Hemphill County, the second well on the company’s 3,780 gross acre Humphreys Prospect encountered sands in the Tonkawa and Cleveland formations that appear to be productive on electric logs.  The vertical well has been completed in the Tonkawa sand and tested at good rates for both oil and gas.  The well is currently waiting on pipeline connection.  The company owns a 25% working interest.

The company recently purchased interests in over 3,800 gross acres in Hemphill County and has taken over as operator of 11 wells.  The new acreage complements the company’s Humphreys Prospect and brings its total acreage in the area to approximately 8,300 gross acres.

Oklahoma—In Oklahoma, three new wells are awaiting pipeline connection and six wells are scheduled for drilling.  CREDO owns approximately 70,000 gross acres located primarily along the northern portion of the Anadarko Basin where it conducts an active drilling program.  Wells generally target the Morrow, Oswego and Chester formations between 7,000 and 11,000 feet.

In Carter County, CREDO is waiting on rig arrival to drill a twin well to its Schaff #1 which has produced 235,000 barrels of oil.  The Schaff will become part of the Twin Forks Deese sand waterflood, and the new well will develop three oil sands that the Schaff well logs indicate are productive and which produce in the immediate area.  CREDO owns a 41% working interest and is the operator.

In Major County, drilling is expected to commence shortly on the company’s 1,280 gross acre Pool-Proffitt property.  The 9,600-foot Lemmons #1-7 and Ball #1-18 wells will test a thick package of stacked carbonate zones.  CREDO owns an approximate 70% working interest in the Lemmons and 50% of the Ball.  Ultimately, the company expects to drill 10 to 12 wells on the prospect.

In Harper County, drilling will commence shortly on two wells located on the company 3,840 gross acre Buffalo Creek Prospect where 11 wells have previously been completed for production.  Both of the new wells will test the Chester formation at approximately 6,900 feet.  CREDO owns working interests of 30% and 37% in the two wells.

In Southern Oklahoma, the company is participating in three waterflood projects as part of its overall strategy to improve the oil ratio in its reserve base.  In Carter County, CREDO owns 17% of the Southeast Hewitt waterflood unit which has already produced 685,000 barrels of oil and is projected to ultimately produce about 1,200,000 barrels.  The company also owns about 22% in Phase 1, and 12.3% in Phase 2, of a Twin Forks Deese sand waterflood unit that is being formed and is expected to produce about 1,000,000 barrels of oil.  In Love County, CREDO owns 13% in Phase 1, and 9.5% in Phase 2, of the Eastman Hills waterflood unit that is expected to produce about 500,000 barrels of oil.

Management Comment—“I believe that we are making solid progress on Calliope as we actively discuss detailed commercial structures related to specific wells that have been nominated by several companies,” Huffman said.  “Our ultimate goal is to strike balanced agreements that suit the needs of joint venture partners, and which maximize the economic potential of this proven, proprietary technology for the benefit of our shareholders.  We believe Calliope will offer an increasingly competitive alternative for efficient, large-scale reserve additions, particularly in this environment of high and rising new well drilling and completion costs.”

Huffman further stated, “We are also pleased with the results of our drilling operations.  Our upcoming drilling schedule includes a number of wells where CREDO owns very substantial interests.  Success on those wells will have a very positive impact on our reserves and production.  As discussed in our August 26th press release announcing the addition of Tim Pownell to our executive team, we are actively building our operations management capacity in anticipation of the increasing levels of activity on both Calliope and drilling.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky

Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.